EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman	Erin Patterson
Executive Vice President and	Investor Relations	Public Relations Manager
Chief Financial Officer	StreetConnect, Inc.	LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc.	800-654-3517	503-262-0110 ext. 1393
503-262-0110 ext. 1331	BOOT@stct.com	epatterson@lacrossefootwear.com
LACROSSE FOOTWEAR REPORTS
THIRD QUARTER RESULTS
Strong Year-over-Year Growth in Sales and Earnings
Portland, Ore.—October 30, 2007 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of branded work and outdoor footwear, today reported results for the third quarter ended September 29, 2007.
For the third quarter of 2007, LaCrosse reported consolidated net sales of $36.9 million, up 12% from $32.8 million in the third quarter of 2006. For the first three quarters of 2007, consolidated net sales were $85.5 million, up 12% from $76.1 million in the same period of 2006.
Net income was $3.3 million or $0.52 per diluted share in the third quarter of 2007, up 30% from $2.5 million or $0.41 per diluted share in the third quarter of 2006. For the first three quarters of 2007, net income was $4.9 million or $0.77 per diluted share, up 19% from $4.1 million or $0.66 per diluted share for the same period in 2006.
Sales to the work market were $15.1 million for the third quarter of 2007, up 20% from $12.5 million for the same period of 2006. For the first three quarters of 2007, sales to the work market were $43.7 million, up 13% from the same period in 2006. Year-over-year growth in work market sales reflects continued penetration into a variety of general and specialized work and uniform boot markets. Sales to the outdoor market were $21.8 million for the third quarter of 2007, up 7% from $20.3 million for the same period of 2006. For the first three quarters of 2007, sales to the outdoor market were $41.8 million, up 12% from the same period in 2006. Year-over-year growth in outdoor market sales primarily reflects increased penetration into the cold weather and rugged outdoor boot markets.
The Company continued to maintain strong gross margins. For the third quarter of 2007, its gross margin was 39.1% of net sales, up from 38.6% in the same period of 2006. For the first three quarters of 2007, the Company’s gross margin was 39.5% of net sales, up from 39.1% in the same period of 2006.
LaCrosse’s total operating expenses were $9.5 million or 26% of net sales in the third quarter of 2007, compared to $8.7 million or 27% of net sales in the third quarter of 2006. While operating expenses grew at a slower rate than net sales, the year-over-year absolute dollar increase primarily reflects increased investment in sales and product development.
At the end of the third quarter of 2007, LaCrosse had cash and cash equivalents of $4.7 million, up 87% from $2.5 million at the end of the third quarter of 2006. LaCrosse’s inventory at the end of the third quarter of 2007 increased 8% from the end of the same period in 2006, a substantially lower increase than its sales growth, and reflects improved inventory management.
“We are pleased with our execution and financial performance for the third quarter, despite the unseasonably warm weather conditions in the eastern US, which certainly impacted our outdoor boot sales throughout much of the quarter,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “Our strong overall sales growth continued to be driven by the success of our new fall product lines. At the same time, we maintained our strong gross margins, leveraged our operating expenses as a percent of sales, managed our inventory better and increased our profitability.”
“Our continued investment in developing premium products, infused with innovative technology and backed by outstanding customer service, is paying off and creating new opportunities for sustainable and profitable growth. One of our key strategic goals is to become less dependent on seasonality and changing weather conditions. As we progress toward this long-term objective, we are encouraged by the very positive customer response to our extensive new spring lines of Danner and LaCrosse products, with exciting new boots for every climate, every season and every part of the day, on the job or in the field.”
LaCrosse will host a conference call today, October 30, 2007, to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-218-9073 or +1 303-262-2139. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11098606). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
     LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors and retailers in Asia, Europe and Canada. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this release are based on information presently available to our management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include, but are not limited to:
•	We conduct a significant portion of our manufacturing activities and a certain portion of our net sales occurs outside the U.S., and, therefore, we are subject to the risks of international commerce.

•	The majority of our third party manufacturers are concentrated in China. Any adverse political, or governmental relations, including duties, and quotas, internally within China or externally with the United States could result in material adverse disruptions in our supply of product to customers.

•	We are subject to risk associated with foreign currency fluctuations (particularly with respect to the Euro and Chinese Renminbi). Such currency fluctuations may have an adverse effect on our product costs and ultimately on demand for our products.

•	If we do not accurately forecast consumer demand, we may have excess inventory to liquidate or have greater difficulty filling our customers’ orders, either of which could adversely affect our business.

•	The continued consolidation of domestic retailers, and their capital requirements to fund growth, increases and concentrates our credit risk.

•	Our international sales are dependent on a limited number of distributors. These distributors have limited capital to fund growth, which increases and concentrates our credit risk. These foreign distributors may terminate their operations or their relationships with us.

•	Our business is substantially affected by the weather, and sustained periods of warm and/or dry weather can negatively impact our sales.

•	A decline in consumer spending due to unfavorable economic conditions could hinder our product revenues and earnings.

•	Because we depend on third party manufacturers, we face challenges in maintaining a timely supply of goods to meet sales demand, and we may experience delay or interruptions in our supply chain, and any shortfall or delay in the supply of our products may decrease our sales and have an adverse impact on our customer relationships.

•	Failure to efficiently import foreign sourced products could result in decreased margins, cancelled orders and unanticipated inventory accumulation.

•	Labor disruptions or disruptions due to natural disasters or casualty losses at one of our three distribution facilities or our domestic manufacturing facility could have a material adverse effect on our operations.

•	Our financial success may be limited by the strength of our relationships with our retail customers and by the success of such retail customers.

•	We face significant competition and if we are unable to compete effectively, sales of our products may decline and our business could be harmed.
You should consider these important factors in evaluating any statement contained in this release and/or made by us or on our behalf. For more information concerning these factors and other risks and uncertainties that could materially affect our consolidated financial results, please refer to Part I, Item 1A — Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as may be updated or amended in our 2007 quarterly reports on Form 10-Q, which information is incorporated herein by reference. The Company undertakes no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Three Quarters Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Net sales	$36,876	$32,840	$85,496	$76,063

Cost of goods sold	22,464	20,171	51,705	46,326

Gross profit	14,412	12,669	33,791	29,737

Operating expenses	9,465	8,736	26,580	24,245

Operating income	4,947	3,933	7,211	5,492

Non-operating income (expense)	48	(20)	262	115

Income before income taxes	4,995	3,913	7,473	5,607

Income tax provision	1,684	1,365	2,582	1,488

Net income	$3,311	$2,548	$4,891	$4,119

Net income per common share:
Basic	$0.54	$0.42	$0.80	$0.68
Diluted	$0.52	$0.41	$0.77	$0.66

Weighted average number of common shares outstanding:
Basic	6,100	6,034	6,079	6,017
Diluted	6,394	6,223	6,343	6,205

Supplemental Product Line Information
Work Market Sales	$15,080	$12,539	$43,658	$38,647
Outdoor Market Sales	21,796	20,301	41,838	37,416

	$36,876	$32,840	$85,496	$76,063

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	September 29,	December 31,	September 30,
	2007	2006	2006
Assets:	(Unaudited)		(Unaudited)
Current Assets:
Cash and cash equivalents	$4,730	$12,702	$2,531
Trade accounts receivable, net	29,926	19,912	25,003
Inventories	30,070	22,038	27,874
Prepaid expenses and other	1,099	987	964
Deferred tax assets	1,220	1,223	1,355

Total current assets	67,045	56,862	57,727

Property and equipment, net	4,996	5,442	5,364
Goodwill	10,753	10,753	10,753
Other assets	461	476	618

Total assets	$83,255	$73,533	$74,462

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$10,294	$5,427	$8,596
Accrued compensation	2,536	3,183	2,143
Other accruals	2,576	1,575	2,207

Total current liabilities	15,406	10,185	12,946

Long-term debt	422	506	534
Deferred revenue	141	169	140
Compensation and benefits	3,348	4,041	4,084
Deferred tax liabilities	1,357	1,288	1,455

Total liabilities	20,674	16,189	19,159

Total shareholders’ equity	62,581	57,344	55,303

Total liabilities and shareholders’ equity	$83,255	$73,533	$74,462

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Quarters Ended
	September 29,	September 30,
	2007	2006
Cash flows from operating activities:
Net income	$4,891	$4,119
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,326	1,305
Loss on disposal of property and equipment	70	42
Stock-based compensation expense	421	438
Deferred income taxes	72	283
Changes in assets and liabilities:
Trade accounts receivable	(10,014)	(8,319)
Inventories	(8,032)	(3,009)
Accounts payable	4,867	3,194
Accrued expenses and other	(81)	1,123

Net cash used in operating activities	(6,480)	(824)

Cash flows from investing activities:
Purchases of property and equipment	(1,049)	(3,589)
Proceeds from sale of property and equipment	2	—

Net cash used in investing activities	(1,047)	(3,589)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	562
Proceeds from exercise of stock options	469	269
Cash dividends paid	(914)	—

Net cash provided by (used in) financing activities	(445)	831

Net decrease in cash and cash equivalents	(7,972)	(3,582)

Cash and cash equivalents:
Beginning of period	12,702	6,113

End of period	$4,730	$2,531

END OF FILING